Exhibit 10.40

SSAR Award

DATE: <<Date>>, 2021
TO:    <<Name>>

Here are the details for your SSAR grant:
Number of shares of Dover Common Stock -    XXX
SSAR Base Price Per Share -    $ XXX
Date of Grant -    <<Date>>, 2021
Expiration Date -    <<Date>>, 2031

Your Stock Settled Appreciation Right (SSAR) Award is subject to all the terms and provisions of the Dover Corporation ("Dover") 2021 Omnibus Incentive Plan, as amended from time to time ("Plan"), which terms and provisions are expressly incorporated into and made a part of the Award as if set forth in full herein. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan. A copy of the Plan and any Plan amendments can be found at www.dovercorporation.com, in the Investor Information area, under SEC Filings, in the Proxy Statement filed on March 19, 2012, Appendix A.

In addition, your SSAR Award is subject to the following:

1.The earliest date on which the SSAR Award may be exercised is the third anniversary of the Grant Date. Earlier exercise may be permitted in the event of a Change of Control or death or disability as provided in the Plan. No payment is required to exercise a SSAR Award.

2.It is your responsibility to keep track of your SSAR Award and to ensure that you exercise your SSAR Award before it expires. Dover will not remind or notify you that your SSAR Award is nearing its expiration date.

3.Your SSAR Award is subject to earlier termination as provided in the Plan, for example, upon termination of employment (including retirement) prior to the expiration date.

4.Upon exercise of your SSAR Award, you will be entitled to receive from Dover that number of whole shares of Common Stock equal in value, on the date of exercise of the SSAR Award, to the excess of (A) the value of a share of Common Stock on the date of exercise of the SSAR Award multiplied by the number of SSARs being exercised over (B) the sum of (i) the per share base price of the SSAR
Award being exercised multiplied by the number of SSARs being exercised, plus (ii) unless you elect to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise; provided, however, for any Section 16 Person, (B) above will automatically include any amount of tax that must be withheld in connection with such exercise. Fractional shares shall be disregarded unless otherwise determined by the Plan Committee.

5.As a condition of receiving your SSAR Award, you agree to be bound by the terms and conditions of Dover’s Anti-hedging and Anti-pledging Policy (which is part of Dover’s Securities Trading and Confidentiality Policy) and by Dover’s Clawback Policy, as such policies may be in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy and the Clawback Policy by contacting the Benefits Department at 630-541-1540.

6.For Non-US Employees, your SSAR Award is subject to the terms and conditions of the Addendum for Non-US Employees attached to your SSAR Award letter.

7.Your SSAR Award is not transferrable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.Dover reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.